EMPLOYMENT AGREEMENT

THIS IS AN AGREEMENT made and entered into as of the 2nd day of August, 2016 (the "Effective Date") by and between Standex International Corporation, a Delaware corporation with executive offices located at 11 Keewaydin Drive, Suite 300, Salem, New Hampshire 03079 (the "Employer") and James Zupancic, an individual residing at TBC (the "Employee").

1.Employment; Term.

(a)Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer on a full-time basis as Vice President, Operational Excellence of the Employer, subject to the direction and control of the Chief Executive Officer of the Employer, through June 30, 2017 (the "Initial Term"). Thereafter the Agreement shall automatically renew for successive one (1) year terms commencing on July 1st of each year and end on June 30th of the next succeeding year (the "Renewal Term") unless otherwise terminated pursuant to Section 1(b) of this Agreement.

(b)Subject to the provisions for termination otherwise included in Section 5 herein, either the Employer or the Employee shall have the right to terminate this Agreement by giving the other party thirty (30) days advanced, written notice (the "Notice Period"), at any time during the Initial Term or any Renewal Term, stating his/its intention to terminate the Agreement. Such termination will be effective at the end of the Notice Period. In the event of notice of termination by the Employer, the provisions of Section 6 shall apply.

2.Best Efforts. Employee agrees, as long as this Agreement is in effect, to continue to devote his best efforts and time and attention to the business of Employer and to the performance of his executive, managerial and supervisory duties.

3.Non-Compete. Except as set forth in the third paragraph of this Section 3, Employee shall not, while this Agreement is in effect, engage in, or be interested in, in an active capacity, any business other than that of the Employer or any affiliate, associate or subsidiary corporation of Employer. It is the express intent of the Employer and Employee that: (i) the covenants and affirmative obligations of this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

In addition, except as set forth in the third paragraph of this Section 3, Employee shall not, for a period of one (1) year after termination of employment (whether such termination is by reason of the expiration of this Agreement or for any other reason), within the United States, directly or indirectly, control, manage, operate, joint or participate in the control, management or operation of any business which directly or indirectly competes with any business of the Employer at the time of such termination. The Employee shall not during the term of this non-competition provision contact any employees of the Employer for the purpose of inducing or otherwise encouraging said employees to leave their employment with the Employer.

No provision contained in this Section shall restrict Employee from making investments in other ventures which are not competitive with Employer, or restrict Employee from engaging, during non-business hours, in any other such non-competitive business or restrict Employee from owning less than five (5) percent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

4.Compensation; Fringe Benefits.

(a)Base Compensation. Employer agrees to compensate the Employee for his services during the period of his employment hereunder at a minimum base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) per annum, payable semimonthly. Employee shall be entitled to receive such increases in this minimum base salary, as the Compensation Committee of the Board of Directors of Employer shall, in their sole discretion determine.

(b)Signing Bonus. Within thirty (30) days of the Effective Date, Employee will receive a one-time cash payment of Forty Thousand Dollars ($40,000) (the "Signing Bonus") which shall be subject to payroll taxes and withholding. If Employee voluntarily terminates his employment or is terminated for cause in accordance with Section 5(c) with the Employer prior to his twelve-month anniversary of the Effective Date, the Employee agrees to repay the Signing Bonus in full to the Employer.

(c)Annual Incentive Compensation. Employee shall receive an annual incentive bonus opportunity payable each September after the close of the fiscal year, at a target of 30% of base compensation and variable from 0% to 200% of target based on a combination of the achievement of certain financial metrics and individual performance against individual strategic goals set by the Compensation Committee of the Board of Directors of the Employer. For fiscal year 2017, (July 1, 2016 through June 30, 2017) the Employee shall receive an annual incentive of no less than the pro-rated 100% target, based on results achieved, which will be pro-rated to the Effective Date.

(d)Long Term Incentive Compensation. Employee shall receive a long term incentive opportunity pursuant to the terms of the Long Term Incentive Plan of the Employer at a target of 30% of base compensation consisting of grants of time based restricted stock units and performance based restricted stock units. Actual stock earned is variable from 0% to 200% of target based on achievement of certain metrics established by the Compensation Committee of the Board of Directors of the Employer.

(e)Other Benefit Plans and Programs. Employee shall also be entitled to participate in the Standex Management Stock Purchase Program, the Standex Retirement Savings Plan and such other incentive, welfare and defined contribution retirement benefit plans as are made available, from time to time to senior divisional management employees of the Employer.

5.Termination. In addition to the provisions concerning notice of termination in the second paragraph of Section 1, this Agreement shall terminate upon the following events:

(a)Death: Employee's employment shall terminate upon his death, and all liability of Employer shall thereupon cease except for compensation for past services remaining unpaid and for any benefits due to Employee's estate or others under the terms of any benefit plan of Employer then in effect in which Employee participated.

(b)Disability: In the event that Employee becomes substantially disabled during the term of this Agreement for a period of six consecutive months so that he is unable to perform the services as contemplated herein, then Employer, at its option, may terminate Employee's employment upon written notification to Employee. Until such termination option is exercised, Employee will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration.

(c)Material Breach: In the event of the commission of any material breach of the terms of this Agreement by the Employee or Employer, the non-breaching party may cause this Agreement to be terminated on ten (10) days written notice. Employer may remove Employee from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period. For purposes of this Agreement, material breach by Employee shall be defined as:

(i)An act or acts of dishonesty on the Employee's part which are intended to result in his substantial personal enrichment at the expense of the Employer;

(ii)the Employee willfully, deliberately and continuously fails to materially and substantially perform his duties hereunder and which result in material injury to the Employer (other than such failure resulting from the Employee's incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Employee specifically identifying the manner in which the Employer believes Employee has not materially and substantially performed his duties hereunder; or

(iii)the Employee willfully and deliberately fails to comply with the Employer's code of conduct, financial corporate policies or other significant, written corporate policies of the Employer.

No action, or failure to act, shall be considered "willful" if it is done by the Employee in good faith and with reasonable belief that his action or omission was in the best interest of the Employer. Termination pursuant to Section 5(c) above, where material breach is committed by the Employee, shall not qualify for any severance under Section 6 below.

6.Severance. In the event that Employee's employment is terminated pursuant to Section 1 of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 13 herein and exclusive of termination pursuant to Section 5, where material breach is committed by the Employee), the Employee shall receive severance pay for a period of one (1) year following termination of employment. Severance will be paid in accordance with normal and customary payroll practices of the Employer. The aggregate severance will be equal to the Employee's then current, annual base compensation.

7.Invention and Trade Secret Agreement. Employee agrees that the Invention and Trade Secret Agreement signed by the Employee and effective April 4, 2016, is in full force and effect, provided, however, that the non-compete clause of the Invention and Trade Secret Agreement shall be superseded by the non-compete provisions of Section 3 of this Agreement.

8.Specific Performance. It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Employee breaches or threatens to breach his commitments under Section 3 or under the Invention and Trade Secret Agreement. Therefore, it is agreed that Employer may institute and maintain an action or proceeding to compel the specific performance of the promises of Employee contained herein and therein. Such remedy shall, however, be cumulative, and not exclusive, to any other remedy, which Employer may have.

9.Entire Agreement; Amendment. This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) which may have been previously made by Employer or its respective subsidiaries or affiliates with Employee, and this Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to such employment. This Agreement may be modified or amended only by a written document signed by Employer and Employee.

10.Assignment. This Agreement is personal between Employer and Employee and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof, to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions. In the event of any such assignment, the term "Employer" as used herein shall mean and include such successor corporation.

11.Governing Law; Binding Nature of Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, excluding its choice of law provisions. This Agreement shall be binding upon, and enure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.Survival. The obligations contained in Sections 3, 5 6, 7 and 13 herein shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

13.Change of Control.

(a) In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934:

(i)Employer may terminate Employee's employment only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer's funds; and

(ii)Employee may terminate his employment at any time if there is a change in his general area of responsibility, title or place of employment, or if his salary or benefits are lessened or diminished.

(b)Following a change of control of Employer, any termination of Employee's employment either by Employee pursuant to Section 13(a)(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, then:

(i)Employee shall be promptly paid a lump sum payment equal to one times his current annual base salary plus one times the higher of the Employee's then current target bonus or most recent actual bonus amount under the Annual Incentive Program as in effect on the date immediately prior to the changes in control;

(ii)Employee shall become 100% vested in all benefit plans in which he participates including but not limited to the Management Savings Program portion of the Standex Annual Incentive Program and all restricted stock grants and performance share units granted under the Standex Long Term Incentive Program, or any successor plan of the Employer, and any other stock based plans of the Employer; and

(iii)All life insurance and medical plan benefits covering the Employee and his dependents shall be continued at the expense of Employer for the one-year period following such termination as if the Employee were still an employee of the Employer.

14.Notices. Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, or by facsimile (with a copy mailed via first class mail, postage pre-paid) or delivery in person to the parties at the addresses set forth in the preamble to this Agreement or at such other address as either party may from time to time designate in writing.

15.Covenants Several. In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

16.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code.  This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the code and may be made by the Employer at any time and without the consent of the Employee).  In the event that any payment of benefits hereunder may, in the determination of the Employer, be subject to section 409A(a)(1) of the Code, the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Employer may attach such conditions to or adjust the amounts paid hereunder to preserve, as closely as possible, the economic consequences that would otherwise have applied to the payment; provided however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.  The Employer further reserves the right to make such amendments to this Agreement as are necessary to conform the Agreement to the requirements of Section 409A, and the Employee agrees to execute any such amendments.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its authorized officers and Employee has executed this Agreement as of the day and year first above written.

STANDEX INTERNATIONAL CORPORATION

      /s/ David Dunbar/s/ James Zupancic

By:  _____________________________________    ______________________________

David DunbarJames Zupancic

Its:President/CEO